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Exhibit 10.7

AMENDMENT NO. 5 TO
LOAN AGREEMENT

        This AMENDMENT NO. 5 TO LOAN AGREEMENT (this "Amendment"), effective as of March 26, 2004 upon the satisfaction of the conditions set forth herein, is hereby entered into among WELLS FARGO FOOTHILL, INC., a California corporation formerly known as FOOTHILL CAPITAL CORPORATION, a California corporation ("Lender"), and American Restaurant Group, Inc., a Delaware corporation ("ARG"), ARG Enterprises, Inc., a California corporation ("Enterprises"), ARG Property Management Corporation, a California corporation ("Property Management"), and ARG Terra, Inc., a Delaware corporation ("Terra"). ARG, Enterprises, Property Management, and Terra are collectively referred to herein as "Borrowers" and individually as a "Borrower".

RECITALS

        WHEREAS, Borrowers and Lender have executed and delivered that certain Loan Agreement, dated as of December 17, 2001 (as amended, modified or supplemented from time to time, the "Loan Agreement");

        WHEREAS, Borrowers have requested Lender to (1) amend the calculation of Advance availability for a limited period of time, (2) amend the definition of EBITDA, and (3) waive Borrowers' noncompliance with the covenants under Section 7.20 of the Loan Agreement as of December 31, 2003 (the "Existing Default"). Lender has agreed to such amendments and waiver, subject to the terms and conditions of this Amendment.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrowers and Lender do hereby agree as follows:

  SECTION 1. RELATION TO THE LOAN AGREEMENT; DEFINITIONS.

        1.1    Relation to Loan Agreement.    This Amendment constitutes an integral part of the Loan Agreement and shall be deemed to be a Loan Document for all purposes. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to "the Loan Agreement," "thereunder," "thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

        1.2    Capitalized Terms.    For all purposes of this Amendment, capitalized terms used herein without definition shall have the meaning specified in the Loan Agreement.

  SECTION 2. AMENDMENT TO LOAN AGREEMENT.

        2.1    Amendment to Definition of "EBITDA".

        The definition of "EBITDA" contained in Section 1.1 of the Loan Agreement is hereby amended from and after the date hereof by deleting such definition in its entirety and replacing it with the following:

        "EBITDA" means, with respect to any fiscal period being measured, Borrowers' and Subsidiary Guarantors' consolidated net earnings (or loss) from operations, minus (a) to the extent included in computing net earnings (loss) from operations, extraordinary gains; plus (b) without duplication, to the extent deducted in computing net earnings (loss) from operations, interest expense (net of interest income), income taxes, extraordinary losses, depreciation, amortization and non-cash charges for the following items incurred by Borrowers or Subsidiary Guarantors in connection with changes to Borrowers' and Subsidiary Guarantors' financial statements because of GAAP requirements: vacation accrual, asset impairment, store-closing reserves, gift-certificate accrual, and litigation accrual; provided, however, that such non-cash charges shall not exceed (w) $62,500 for the first fiscal quarter of any fiscal year, (x) $62,500 for the second fiscal quarter of any fiscal year, (y) $187,500 for the third fiscal quarter of any fiscal year, and (z) $187,500 for the fourth fiscal quarter of any fiscal year; plus (c) the loss on impairment and store closures not to exceed $3,889,000 for the fiscal quarter ending September 29, 2003 and not to exceed $5,478,000 for the fiscal quarter ending December 29, 2003; plus (d) a reserve for the SRG bankruptcy not to exceed $10,010,000 for the fiscal quarter ending September 29, 2003 and a credit to the SRG bankruptcy reserve not to exceed $1,596,000 for the fiscal quarter ending December 29, 2003; plus (e) a reserve for the discontinued gift-certificate program not to exceed $400,000 for the fiscal quarter ending September 29, 2003 and a reserve for the discontinued gift-certificate program not to exceed $2,400,000 for the fiscal quarter ending December 29, 2003. All of the foregoing shall, in each case and for each aspect of this calculation, be determined in accordance with GAAP with respect only to the applicable fiscal period.

        2.2    Section 2.1(a).

        Section 2.1(a) of the Loan Agreement is hereby amended by deleting clause (ii) thereof and inserting the following in lieu thereof:

        (ii) with respect to the period from January 1, 2004 to and including March 31, 2004, ninety percent (90%) of the trailing twelve-month EBITDA, and at all other times seventy-five percent (75%) of the trailing twelve-month EBITDA, in each case as calculated monthly in accordance with 6.3(a)(ii)(A), less the Letter of Credit Usage.

  SECTION 3. WAIVER OF EXISTING DEFAULT; RESERVATION OF OTHER RIGHTS.

        3.1    Acknowledgment of Existing Default; No Additional Defaults or Events of Default.    Borrowers acknowledge that the Existing Default exists and the occurrence of the Existing Default entitles Lender to exercise its rights and remedies under the Loan Documents. Except for the Existing Default, Borrowers represent and warrant that as of the date hereof no event has occurred and no condition exists that constitutes a Default or an Event of Default under the Loan Agreement or the other Loan Documents. Borrowers represent and warrant that upon the consummation of the transactions contemplated by this Amendment, no Default or Event of Default will then exist or be created under the Loan Agreement or any other Loan Document.

        3.2    Waiver of Existing Default; Reservation of Other Rights.    Based on the foregoing, and in reliance thereon, Lender hereby waives the Existing Default. Except as expressly provided herein, Lender reserves all of its rights and remedies under the Loan Documents.

  SECTION 4. REPRESENTATIONS AND WARRANTIES OF BORROWERS.

        4.1    Corporate Organization and Authority.

          (a)   Each Borrower is a corporation duly organized and existing and in good standing under the laws of its jurisdiction of formation and is duly qualified to do business and in good standing in every jurisdiction in which the nature of the business done or the property owned by it would make such qualification necessary.

          (b)   Each Borrower has all requisite power and authority to own and operate its properties, and to conduct its business as currently conducted and as currently proposed to be conducted. Each Borrower has all requisite power and authority necessary to enter into this Amendment and to perform its obligations under this Amendment.

        4.2    Corporate Proceedings; Validity of Amendment.    Each Borrower has taken all corporate action necessary to be taken by it to authorize the execution and delivery of this Amendment. This Amendment has been duly executed and delivered by each Borrower and constitutes the legal, valid, and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms.

        4.3    No Violations, Consents, or Approvals.    The execution, delivery, and performance by each Borrower of this Amendment, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Borrower, the Governing Documents of such Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Borrower, including, without limitation, the Indenture and Eligible Credit Facility, or (iii) require any approval of such Borrower's stockholders or any approval or consent of any Person under any material contractual obligation of such Borrower.

        4.4    Ratification and Confirmation of Loan Documents.    The Loan Agreement and all other Loan Documents and all representations, warranties, terms, and conditions therein remain in full force and effect, and each Borrower hereby confirms and ratifies each of the provisions of the Loan Agreement and the other Loan Documents.

  SECTION 5. MISCELLANY.

        5.1    Conditions to Effectiveness.    This Amendment shall not become effective until Lender has received each of the following:

          (a)   duly executed and delivered counterparts of this Amendment by Lender and Borrowers;

          (b)   evidence that the execution, delivery, and performance of this Amendment have been duly authorized by all necessary corporate action on the part of Borrowers, including certified copies of resolutions adopted in connection therewith;

          (c)   copies of executed consents, if any, required by the Indenture, any Eligible Credit Facility, or any other agreement to which any Borrower is a party; and

          (d)   Borrowers shall have paid Lender a waiver and amendment fee in the aggregate amount of $75,000, which fee shall be nonrefundable and shall be deemed fully earned on the date paid.

        5.2    Successors and Assigns.    This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        5.3    Counterparts.    This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same instrument. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

        5.4    GOVERNING LAW.    THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

        5.5    Expenses.    Borrowers agree to pay the expenses of Lender in connection with the transactions contemplated by this Amendment (including, without limitation, the fees and expenses of counsel for the Lender).

        5.6    Release.

          (a)   Each Borrower, their respective successors-in-title, legal representatives, and assignees and, to the extent the same is claimed by right of, through, or under any Borrower, for their past, present, and future employees, agents, representatives, officers, directors, shareholders, and trustees, do hereby forever remise, release, and discharge Lender, and Lender's respective successors-in-title, legal representatives, and assignees, past, present, and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals, and all other persons and entities to whom Lender would be liable if such persons or entities were found to be liable to Borrowers, or any of them (collectively hereinafter the "Lender Parties"), from any and all manner of action and actions, cause and causes of action, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys' fees, or any other compensation, recovery, or relief on account of any loss, liability, obligation, demand, or cause of action of whatever nature relating to, arising out of, or in connection with the Loan Agreement or any other Loan Document, including, but not limited to, acts, omissions to act, actions, negotiations, discussions, and events resulting in the finalization and execution of this Amendment, as, among, and between the Borrowers and the Lender Parties, such claims whether now accrued and whether now known or hereafter discovered, from the beginning of time through the date hereof, and specifically including, without any limitation, any claims of liability asserted or that could have been asserted with respect to, arising out of, or in any manner whatsoever connected directly or indirectly with any "lender liability-type" claim.

          (b)   As to each and every claim released hereunder, Borrowers represent that they have received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each of them specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California:

            A GENERAL RELEASE DOES NOT EXTEND TO
            CLAIMS WHICH THE CREDITOR DOES NOT KNOW
            OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME
            OF EXECUTING THE RELEASE, WHICH IF KNOWN
            BY HIM MUST HAVE MATERIALLY AFFECTED HIS
            SETTLEMENT WITH THE DEBTOR.

        5.7    Ratification.    Except as expressly amended hereby, any conditions of the Loan Documents shall remain unamended and unwaived. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not (i) be deemed to be a waiver of, amendment of, consent to or modification of any other term or provision of any other document or of any transaction or further action on the part of the Borrowers that would require the consent of Lender under the Loan Agreement or (ii) create a course of conduct or dealing among the parties hereto.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by a duly authorized representative.

AMERICAN RESTAURANT GROUP, INC., a Delaware corporation
By:	/s/ PATRICK J. KELVIE Patrick J. Kelvie
Title:	Vice President
ARG ENTERPRISES, INC., a California corporation
By:	/s/ PATRICK J. KELVIE Patrick J. Kelvie
Title:	Vice President
ARG PROPERTY MANAGEMENT CORPORATION, a California corporation
By:	/s/ PATRICK J. KELVIE Patrick J. Kelvie
Title:	Vice President
ARG TERRA, INC., a Delaware corporation
By:	/s/ PATRICK J. KELVIE Patrick J. Kelvie
Title:	Vice President
WELLS FARGO FOOTHILL, INC., a California corporation
By:	/s/ DANIEL MORIHIRO Daniel Morihiro
Title:	Vice President

QuickLinks

  Exhibit 10.7
AMENDMENT NO. 5 TO LOAN AGREEMENT
RECITALS